Exhibit to Form N-SAR

At a meeting held on February 15, 2006, the Board of Trustees of Oppenheimer Tremont Market Neutral Fund, LLC (the "Fund") appointed KPMG LLP as the independent registered public accounting firm to the Fund for the 2007 fiscal year to replace the firm of Ernst & Young LLP, who were dismissed as the independent registered public accounting firm to the Fund. This change in the Fund's auditors was approved by the Fund's audit committee and ratified by the Fund's independent Directors.

The reports of Ernst & Young LLP on the Fund's financial statements for the fiscal years ended March 31, 2005 and March 31, 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund's fiscal years ended March 31, 2005 and March, 31, 2006, there were no disagreements between the Fund and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in their report nor were there any "reportable events" as that term is described in Item 304 (a)(1)(v) of Regulation S-K.

The Fund did not consult with KPMG LLP during the fiscal years ended March 31, 2005 and March, 31, 2006 on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements.

The Fund requested that Ernst & Young LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated May 23, 2006, is filed as an exhibit to this Form N-SAR.




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Attachment 16B to Form N-SAR

May 23, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read Attachment 16A with regard to Item 77K of Form
N-SAR dated May 23, 2006 of Oppenheimer Tremont Market
Neutral Fund, LLC, Oppenheimer Tremont Opportunity Fund,
LLC, OFI Tremont Market Neutral Hedge Fund and OFI Tremont
Core Strategies Hedge Fund for the Funds' fiscal year ended
March 31, 2006, and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ERNST & YOUNG LLP